ELEVATION SERIES TRUST N-14/A

Exhibit 99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated June 28, 2024, relating to the financial statements and financial highlights of Vulcan Value Partners Fund and Vulcan Value Partners Small Cap Fund, each a series of Financial Investors Trust, which are included in Form N-CSR for the year ended April 30, 2024, and to the references to our firm under the headings “Questions and Answers”, “Summary Comparison of the Funds””, “Experts”, and Appendix B - Financial Highlights of the Acquired Funds” in the Combined Proxy Statement and Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

June 24, 2025